Exhibit 99.(i)(2)

CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the caption “Fund Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 18 to the Form N-1A Registration Statement of Morgan Stanley International SmallCap Fund, File No. 33-53295.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP
New York, New York
September 26, 2007